Exhibit 99.1

DYNEGY INC. ANNOUNCES EXECUTIVE MANAGEMENT TEAM CHANGES

•	Stephen A. Furbacher to retire as President and Chief Operating Officer at year end
•	Executive Management Team roles and responsibilities realigned to drive financial and operational performance

HOUSTON (December 4, 2007) – Dynegy Inc. (NYSE: DYN) today announced that Stephen A. Furbacher, President and Chief Operating Officer of the company, will retire at the end of 2007. Bruce A. Williamson will continue as Chairman and Chief Executive Officer, and will re-assume the position of President of Dynegy, with certain other members of the company’s Executive Management Team taking on new responsibilities to maximize the organization’s financial, operational, commercial and growth-related capabilities.

“Steve has contributed immeasurably to Dynegy at different stages of the company’s history – from its early development to our successful self-restructuring and, today, to our focus on safe, reliable and economic operations and the growth of our power generation business,” said Williamson. “Dynegy, the company’s Board of Directors and our 1,800 employees nationwide all join me in thanking Steve for his leadership, sound counsel and commitment to integrity that never wavered throughout his career. We wish him the best during his well-earned retirement.”

Furbacher, 60, was named President and Chief Operating Officer in August 2005 after holding positions of increasing responsibility in the Dynegy organization and, prior to that, Chevron U.S.A., Inc., which he joined in 1973. At Chevron and its affiliates, he served in a variety of managerial roles including Vice President and General Manager of its natural gas business unit. In 1994, he was named President of Chevron’s Warren Petroleum Company, which was later acquired by Dynegy.

Going forward, responsibilities associated with the company’s Executive Management Team (EMT) are changing to ensure the continued focus on operating, commercializing and maximizing the value and financial results of the company’s power generation business.

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DYNEGY INC. ANNOUNCES EXECUTIVE	NR07-44
MANAGEMENT TEAM CHANGES

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The following members of the company’s management will comprise the EMT of Dynegy, with their roles listed below:

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Lynn A. Lednicky, 47, has been named Executive Vice President, Asset Management, Development and Regulatory Affairs. In order to ensure the company’s focus on profitable commercial and operational execution, this position will have overall profit and loss responsibility and authority, creating an integrated focal point for financial results for Dynegy’s three operating regions. Lednicky, who joined Dynegy predecessor Destec Energy, Inc. in 1991 and was most recently Executive Vice President of Commercial and Development, will report to Williamson.

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Holli C. Nichols, 37, currently Executive Vice President and Chief Financial Officer, will expand her current scope of responsibilities to oversee activities involving strategic planning and corporate business development. Nichols, who joined Dynegy in 2000, will continue to report to Williamson.

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Charles C. Cook, 43, has been named Senior Vice President of Strategic Planning, Corporate Business Development and Treasurer. In this role, Cook will have broadened responsibilities to better align and cultivate financing activities, and will have direct responsibility for strategic planning and corporate business development. Cook joined Dynegy predecessor Destec Energy, Inc. in 1991 and is currently Senior Vice President and Treasurer. He will continue to report to Nichols administratively and on treasury matters, and will report to Williamson for strategic planning and corporate business development activities. Cook will also become a member of the EMT.

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J. Kevin Blodgett, 36, will remain General Counsel and Executive Vice President, Administration. Blodgett’s role is unchanged, and he will continue to have responsibility for all of Dynegy’s legal and administrative affairs, including legal services supporting its operations, commercial and corporate areas, as well as ethics and compliance, business services, human resources and information technology. Blodgett will continue to report to Williamson.

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Richard W. Eimer, 59, has been named Executive Vice President of Operations with overall responsibility for the operational management of the company’s fleet of power generation assets. This role will leverage and standardize best practices around operations, safety, reliability, environmental performance and maintenance. Eimer, who joined Dynegy predecessor Illinois Power in 1971 and is currently Senior Vice President of Operations, will now report to Williamson and become a member of the EMT.

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Jason A. Hochberg, 36, has been named Executive Vice President, Commercial and Market Analytics. This role will have responsibility for Dynegy’s commercial functions related to the company’s power generation assets. In this role, Hochberg will lead a team that will develop and recommend trading and medium- and long-term contracting options for the power generation fleet to the Asset Management Team and the EMT. Hochberg joined Dynegy in 2007 following the closing of the LS Power transaction and is currently Executive Vice President of Strategic Planning and Corporate Business Development. He will continue to report to Williamson.

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DYNEGY INC. ANNOUNCES EXECUTIVE	NR07-44
MANAGEMENT TEAM CHANGES

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“One of Dynegy’s key strengths is our experienced, knowledgeable management team that is focused on delivering long-term value to all investors, as well as a succession planning process that facilitates the development and growth of our leadership team,” Williamson added. “We anticipate continued success as we structure our organization to maximize financial results and asset valuations and ensure reliable operating performance to serve consumers, while effectively managing our financial performance and balance sheet.”

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.

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